Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                       MONTHLY REPORT - April 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (24,181.172 units) at March 31, 2004             $ 38,369,431
Additions of 73.639 units on April 30, 2004                           109,070
Redemptions of (210.886) units on April 30, 2004                     (312,350)
Offering Costs                                                        (26,946)
Net Income (Loss) - April 2004                                     (2,527,008)
                                                                 ------------

Net Asset Value (24,043.925 units) at April 30, 2004             $ 35,612,197
                                                                 ============

Net Asset Value per Unit at April 30, 2004                       $   1,481.13
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (862,919)
    Change in unrealized                                             (734,578)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                             (861,171)
  Interest income                                                      28,733
                                                                 ------------

                                                                   (2,429,935)
                                                                 ------------

Expenses:
  Brokerage fee                                                        89,841
  Performance fee                                                           0
  Operating expenses                                                    7,232
                                                                 ------------

                                                                       97,073
                                                                 ------------

Net Income (Loss) - April 2004                                  $  (2,527,008)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on April 30, 2004                       $  1,481.13

Net Asset Value per Unit on March 31, 2004                       $  1,586.75

Unit Value Monthly Gain (Loss) %                                      (6.66) %

Fund 2004 calendar YTD Gain (Loss) %                                    7.51 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

A reversal, long overdue ...

In April there was almost nowhere to hide, except perhaps in cash. It was not a good month for traditional investments, and it was not a good month for us.

Interest rates reversed course and moved higher in response to a change in stance by the US Fed. Most major market trends also reversed, while the US dollar rallied and metals and other commodities traded sharply lower. Equity markets slumped in sympathy, and only the continued rise in energy prices provided modest gains in April.

The current period of transition could continue for longer than we would like, before new trends emerge. With the election looming, the ever-present threat of further terrorist attacks, and the uncertainties of the war in Iraq, this could be a good time to hunker down and reflect on the benefits of a soundly diversified investment portfolio.

If you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO